LogicVision Reports Third Quarter Financial Results
Cash Balances Increase to $7.5 M

SAN JOSE, Calif. – October 21, 2008 – LogicVision, Inc. (NASDAQ: LGVN), a leading provider of semiconductor built-in-self-test (BIST) and diagnostic solutions, today announced its financial results for the third quarter of 2008, ended September 30, 2008.

Third Quarter 2008 Results
Revenues in the third quarter of 2008 were $3.2 million, compared with $3.0 million in the second quarter of 2008.

Net loss in the third quarter of 2008 was $499,000, or $0.05 per share, compared with a net loss of $1.0 million, or $0.10 per share, reported in the second quarter of 2008. The third quarter net loss was the smallest reported by LogicVision since 2001 when the Company went public.

Gross margins in the third quarter were 74 percent, compared with 73 percent in second quarter of 2008.

Operating expenses were $2.9 million in the third quarter, including $137,000 of stock-based employee compensation charges in accordance with SFAS 123 (R). This compares with $3.3 million of operating expenses in the second quarter of 2008, including $116,000 of stock-based employee compensation charges in accordance with SFAS 123(R).

At September 30, 2008 LogicVision had $7.5 million in cash, cash equivalents and investments, compared with $6.2 million at June 30, 2008. The company has no outstanding bank debt.

New orders received during the third quarter totaled $1.3 million. The Company exited the third quarter with a 12-month backlog of $10.4 million, compared with a 12-month backlog of $10.5 million at the end of the second quarter. The Company’s total backlog is greater than $20 million.

“We are pleased with our third quarter financial results. Our revenue was at the high end of the guidance we gave in July, our net loss was better than the guidance we gave, and our cash balance increased to $7.5 million,” said James T. Healy, president and CEO of LogicVision. “We are seeing some booking volatility. The current state of the economy has resulted in delayed orders. On the other hand we believe that are building good momentum with leading semiconductor companies for adoption of our test and diagnostic solutions to help them streamline production and yield ramp of customer's designs at the right costs. As companies move to lower nodes, larger designs and convergent technologies the problem of affordable quality becomes more pronounced and therefore our value more compelling thus driving broader adoption of logic-BIST. ” said Mr. Healy.

Guidance for the Fourth Quarter of 2008
  Revenues are expected to be in the range of $3.0 million to $3.2 million.
  Net loss is expected to be in the range of $600,000 to $800,000, or a net loss in the range of $0.06 to $0.08 per share.
  Cash, cash equivalents and investments are expected to be between approximately $5.0 million and $5.5 million at the end of the fourth quarter.

Conference Call
LogicVision will broadcast its conference call discussion of third quarter of 2008 financial results today, October 21, 2008 at 2 p.m. Pacific time. To listen to the call, please dial 888-946-7494, pass code: “LogicVision.” A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial 866-369-3652. The LogicVision financial results conference call will be available via a live web cast on the investor relations section of the company’s web site at http://www.logicvision.com. An archived web cast of the call will be available at http://www.logicvision.com for one year.

About LogicVision, Inc.
LogicVision (NASDAQ: LGVN) provides proprietary technologies for embedded test and yield learning that enable more efficient manufacturing test of complex semiconductors. LogicVision's embedded test solutions allow integrated circuit designers to embed test functionality into a semiconductor design that is used during semiconductor production test and throughout the useful life of the chip. The company's advanced Design for Test (DFT) product line, ETCreate, works together with Silicon Insight applications and Yield Insight to improve profit margins by reducing device field returns and test costs, accelerating silicon bring-up times and shortening both time to market and time to yield. For more information on the company and its products, please visit the LogicVision website at www.logicvision.com.

FORWARD LOOKING STATEMENTS
Except for the historical information contained herein, the matters set forth in this press release, including statements as to the Company’s outlook, expansion in use of the Company’s products and increases in the adoption of the Company’s products by customers, interest in the Company’s products, growth in the market potential for the Company’s products, and the Company’s expected financial results, including revenues, net loss and cash, cash equivalents and investments are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the possibility that orders could be modified or cancelled, existing customer orders may not be renewed, customers may not adopt or expand their use of the Company’s products, the ability of the Company to negotiate and sign customer agreements and obtain purchase orders, trends in capital spending in the semiconductor industry, the timing and nature of customer orders, whether customers accept the Company’s new and existing products, the impact of competitive products and alternative technological advances, and other risks detailed in LogicVision’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 and from time to time in LogicVision’s SEC reports. These forward-looking statements speak only as of the date hereof. LogicVision disclaims any obligation to update these forward-looking statements.

LogicVision, Embedded Test and LogicVision logos are trademarks or registered trademarks of LogicVision, Inc. in the United States and other countries. All other trademarks and service marks are the property of their respective owners.

Contacts:
Mei Song	(408) 453-0146
Vice President & CFO	InvestorRelations@logicvision.com

- Summary financial data follows -

LOGICVISION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
License	$1,582	$1,465	$4,374	$4,027
Service	1,598	1,566	4,803	4,717
Total revenues	3,180	3,031	9,177	8,744

Cost of revenues:
License	167	229	513	685
Service	673	611	1,985	1,686
Total cost of revenues	840	840	2,498	2,371
Gross profit	2,340	2,191	6,679	6,373

Operating expenses:
Research and development	736	920	2,545	2,802
Sales and marketing	1,252	1,175	4,297	4,023
General and administrative	868	896	2,678	2,885
Total operating expenses	2,856	2,991	9,520	9,710

Loss from operations	(516)	(800)	(2,841)	(3,337)
Interest and other income, net	17	112	93	284

Loss before provision (benefit) for income taxes	(499)	(688)	(2,748)	(3,053)
Income tax provision (benefit)	-	-	14	(42)

Net loss	$(499)	$(688)	$(2,762)	$(3,011)

Net loss per common share, basic and diluted	$(0.05)	$(0.07)	$(0.29)	$(0.31)
Weighted average number of shares outstanding, basic
and diluted	9,545	9,660	9,606	9,651

LOGICVISION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	September 30,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$6,928	$6,783
Short-term investments	599	1,544
Accounts receivable, net of allowance for doubtful
accounts of $16 and $20, respectively	1,559	996
Prepaid expenses and other current assets	653	1,345
Total current assets	9,739	10,668
Property and equipment, net	488	510
Goodwill	6,846	6,846
Other long-term assets, net	231	239
Total assets	$17,304	$18,263

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$461	$413
Accrued liabilities	1,613	2,015
Deferred revenue, current portion	7,339	5,859
Total current liabilities	9,413	8,287
Deferred revenue	1,078	605
Other long-term liabilities	116	165
Total liabilities	10,607	9,057

Commitments and contingencies

Stockholders' Equity:
Preferred stock, $0.0001 par value:
Authorized: 5,000,000 shares;
Issued and outstanding: no shares issued and outstanding	-	-
Common stock, $0.0001 par value:
Authorized: 50,000,000 shares;
Issued and outstanding: 9,550,000 shares at September 30, 2008
and 9,666,000 shares at December 31, 2007	1	1
Additional paid-in capital	109,214	108,921
Accumulated other comprehensive income	28	68
Accumulated deficit	(102,546)	(99,784)
Total stockholders' equity	6,697	9,206
Total liabilities and stockholders' equity	$17,304	$18,263